The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion, Dated December 18, 2020.
Pricing Supplement dated , 2020 to the Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020 and Prospectus Dated June 18, 2019	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-231751

The Toronto-Dominion Bank
$
Contingent Interest Barrier Notes with Memory Interest Linked to the Least Performing of the Shares of the iShares® MSCI Emerging
Markets ETF, the Shares of the iShares® Russell 2000 ETF and the Shares of The Energy Select Sector SPDR® Fund
Due on or about January 5, 2022
Senior Debt Securities, Series E

General
•
The Notes are designed for investors who (i) wish to receive a Contingent Interest Payment (as defined below), plus any previously unpaid Contingent Interest Payments, if on any Review Date the Closing Price or Final Price, as applicable, of each Reference Asset (as defined below) is greater than or equal to its Barrier Price (as defined below), (ii) are willing to accept the risk of losing a significant portion or all of their Principal Amount and of not receiving any Contingent Interest Payments over the term of the Notes and (iii) are willing to forgo fixed interest and any dividends or other distributions on the Reference Assets. Contingent Interest Payments should not be viewed as periodic interest payments. Investors will be exposed to the market risk of each Reference Asset and any decline in the price of one Reference Asset may negatively affect their return on the Notes and will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Reference Asset.

•
If the Final Price (as defined below) of any Reference Asset is less than its Barrier Price, investors will suffer a loss on their initial investment that is equal to the percentage decline of the Reference Asset with the lowest percentage change from its Initial Price to its Final Price (the “Least Performing Reference Asset”). Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose the entire Principal Amount.

•	Any payments on the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Assets:
The shares of the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM, the “EEM Fund”), the shares of the iShares® Russell 2000 ETF (Bloomberg ticker: IWM, the “IWM Fund”) and the shares of The Energy Select Sector SPDR® Fund (Bloomberg ticker: XLE, the “XLE Fund”)

Target Index:	With respect to the EEM Fund, the MSCI® Emerging Markets IndexSM. With respect to the IWM Fund, the Russell 2000® Index. With respect to the XLE Fund, the Energy Select Sector Index.
Principal Amount:	$1,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $1,000 in excess thereof.
Term:
Approximately 54 weeks. In the event that we make any change to the expected Pricing Date and Issue Date, the Calculation Agent may adjust each Review Date and Averaging Date (including the Final Review Date), and the corresponding payment dates, to ensure that the stated term of the Notes remains the same.

Pricing Date:	Expected to be December 18, 2020
Issue Date:	Expected to be December 23, 2020, which is three Business Days following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Maturity Date:	Expected to be January 5, 2022, subject to postponement as described further under “Additional Terms — Market Disruption Events” herein.
Review Dates:
Expected to be March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021 (the “Final Review Date”). Each Review Date is subject to postponement as described further under “Additional Terms — Review Dates” herein.

Contingent Interest Payment Feature:
If the Closing Price of each Reference Asset on any Review Date other than the Final Review Date, or the Final Price of each Reference Asset as of the Final Review Date, is greater than or equal to its Barrier Price, a Contingent Interest Payment, plus any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature, will be paid to you on the corresponding Contingent Interest Payment Date. Contingent Interest Payments on the Notes are not guaranteed. You will not receive the Contingent Interest Payment with respect to a Review Date on the corresponding Contingent Interest Payment Date if the Closing Price of any Reference Asset on such Review Date other than the Final Review Date, or the Final Price of any Reference Asset as of the Final Review Date, is less than its Barrier Price. Any Contingent Interest Payment due on a Note will be paid to the registered holder of such Note, as determined on the record date, which will be the Business Day preceding the relevant Contingent Interest Payment Date. All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward as appropriate, to the nearest tenth of a cent.

Memory Interest Feature:
If a Contingent Interest Payment is not made on a Contingent Interest Payment Date (other than the Maturity Date) because the Closing Price of any Reference Asset is less than its Barrier Price on the related Review Date, such Contingent Interest Payment will be made on a later Contingent Interest Payment Date if the Closing Price of each Reference Asset (in the case of any Review Date other than the Final Review Date) or the Final Price of each Reference Asset (in the case of the Final Review Date), as applicable, is greater than or equal to its Barrier Price on the relevant Review Date. For the avoidance of doubt, once a previously unpaid Contingent Interest Payment has been made on a later Contingent Interest Payment Date, it will not be made again on any subsequent Contingent Interest Payment Date. If the Closing Price of any Reference Asset (in the case of any Review Date other than the Final Review Date) and the Final Price of any Reference Asset (in the case of the Final Review Date) are less than its Barrier Price on each of the Review Dates, you will receive no Contingent Interest Payments during the term of, and will not receive a positive return on, the Notes.

Contingent Interest Payment:	$30.90 per $1,000 Principal Amount of the Notes, if payable.
Contingent Interest Payment Dates:
With respect to each Review Date, the third Business Day following the related Review Date, with the exception that the final Contingent Interest Payment Date will be the Maturity Date, subject to postponement as described under “Additional Terms — Market Disruption Events” or, if such day is not Business Day, the next following Business Day.

Payment at Maturity:
On the Maturity Date, we will pay a cash payment, if anything, per Note equal to:
•    If the Final Price of each Reference Asset is greater than or equal to its Barrier Price: The Principal Amount of $1,000.
As discussed under “Contingent Interest Payment Feature” above, we will also pay any Contingent Interest Payment otherwise due and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature.
•    If the Final Price of any Reference Asset is less than its Barrier Price: The sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change.
If the Final Price of any Reference Asset is less than its Barrier Price, you will suffer a loss on your initial investment that is proportionate to the percentage decline of the Least Performing Reference Asset from its Initial Price to its Final Price. Specifically, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose your entire Principal Amount. Any payments on the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Initial Price:
With respect to the EEM Fund: $[●] (to be determined on the Pricing Date),
With respect to the IWM Fund: $[●] (to be determined on the Pricing Date) and
With respect to the XLE Fund: $[●] (to be determined on the Pricing Date), in each case equal to its Closing Price on the Pricing Date, as determined by the Calculation Agent and as subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Final Price:	For each Reference Asset, the arithmetic average of the Closing Price of such Reference Asset on each of the “Averaging Dates” specified below, as determined by the Calculation Agent.
Averaging Dates:
Expected to be December 27, 2021, December 28, 2021, December 29, 2021, December 30, 2021 and the Final Review Date. Each “Averaging Date” is a “Valuation Date” for the purposes of the product prospectus supplement and is subject to postponement as described under “Additional Terms — Market Disruption Events” herein. If such day is not a Trading Day, the relevant Averaging Date will be the next succeeding Valid Day as described under “Additional Terms— Market Disruption Events” herein.

Barrier Price:
With respect to the EEM Fund: $[●] (to be determined on the Pricing Date),
With respect to the IWM Fund: $[●] (to be determined on the Pricing Date) and
With respect to the XLE Fund: $[●] (to be determined on the Pricing Date), in each case equal to 75.00% of its Initial Price, as determined by the Calculation Agent and as subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.

CUSIP / ISIN:	89114T3V2 / US89114T3V20

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TD SECURITIES (USA) LLC	P-1

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The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $920.00 and $960.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-8 and “Additional Information Regarding the Estimated Value of the Notes” on page P-32 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-4 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement MLN-ES-ETF-1 dated November 6, 2020 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD2
Per Note	$1,000.00	$10.00	$990.00
Total	$	$	$
1 The public offering price for investors purchasing the Notes in fiduciary accounts may be as low as $990.00 (99.00%) per Note.
2 TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $10.00 (1.00%) per $1,000.00 Principal Amount of the Notes sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $10.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-2

Additional Terms of Your Notes
You should read this preliminary pricing supplement (this “pricing supplement”) together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” in this pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019: http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm
◾	Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020: http://www.sec.gov/Archives/edgar/data/947263/000114036120024821/brhc10016595_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-3

Selected Purchase Considerations
•
Limited Return Potential – The return potential of the Notes is limited to any Contingent Interest Payments you may receive over the term of the Notes and you will not participate in any appreciation in the price of any Reference Asset. If you don’t receive any Contingent Interest Payments over the term of the Notes, you will not have a positive return on your investment.

•
Contingent Repayment of Principal, with Potential for Full Downside Exposure – If the Final Price of each Reference Asset is greater than or equal to its Barrier Price, in addition to any Contingent Interest Payment otherwise due on the Maturity Date and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature, you will receive a cash payment per Note on the Maturity Date equal to the Principal Amount. If, however, the Final Price of any Reference Asset is less than its Barrier Price, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose your entire investment in the Notes. You will be exposed to the market risk of each Reference Asset and any decline in the price of any Reference Asset may negatively affect your return on the Notes and will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Reference Asset. Any payments on the Notes, including any repayment of principal, are subject to our credit risk.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Final Price of any Reference Asset is less than its Barrier Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price of the Least Performing Reference Asset is less than its Initial Price, and may lose the entire Principal Amount.
You Will Not Receive the Contingent Interest Payment With Respect to a Review Date on the Corresponding Contingent Interest Payment Date If the Closing Price or Final Price, as Applicable, of any Reference Asset on Such Review Date Is Less Than its Barrier Price.
You will not necessarily receive Contingent Interest Payments on the Notes, and thus Contingent Interest Payments should not be viewed as periodic interest payments. You will not receive the Contingent Interest Payment with respect to a Review Date on the corresponding Contingent Interest Payment Date if the Closing Price of any Reference Asset on such Review Date (in the case of any Review Date other than the Final Review Date) or the Final Price of any Reference Asset (in the case of the Final Review Date), as applicable, is less than its Barrier Price. However, if a Contingent Interest Payment is not made on a Contingent Interest Payment Date (other than the Maturity Date) because the Closing Price of any Reference Asset is less than its Barrier Value on the related Review Date, such Contingent Interest Payment will be made on a later Contingent Interest Payment Date if the Closing Price of each Reference Asset (in the case of any Review Date other than the Final Review Date) or the Final Price of each Reference Asset (in the case of the Final Review Date), as applicable, is greater than or equal to its Barrier Price on the relevant Review Date.
If the Closing Price and Final Price, as applicable, of any Reference Asset is less than its Barrier Price on each Review Date over the term of the Notes, you will not receive any Contingent Interest Payments, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes. Accordingly, if we do not pay any Contingent Interest Payment on the Maturity Date, you will incur a loss of principal because the Final Price of the Least Performing Reference Asset will be less than its Barrier Price, and you may lose your entire Principal Amount.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of Any Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely by the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a direct investment in such Reference Asset or the stocks and other assets comprising the Reference Assets (the “Reference Asset Constituents”) or in a security directly linked to the positive performance of such Reference Asset or the Reference Asset Constituents.
The Contingent Interest Payment Will Reflect In Part the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.

TD SECURITIES (USA) LLC	P-4

Generally, the higher the Reference Assets’ volatility, the more likely it is that the Closing Price or Final Price, as applicable, of each Reference Asset could be less than its Barrier Price on a Review Date. Volatility means the magnitude and frequency of changes in the prices of the Reference Assets. This greater risk will generally be reflected in a higher Contingent Interest Payment for the Notes than the amount payable on our conventional debt securities of a comparable term. However, while the Contingent Interest Payment is set on the Pricing Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The Closing Price or Final Price, as applicable, of any Reference Asset could fall sharply on the Review Dates and Averaging Dates, resulting in few or no Contingent Interest Payments and in a significant or entire loss of principal.
The Amounts Payable on the Notes Are Not Linked to the Price of the Least Performing Reference Asset at Any Time Other Than on the Applicable Review Dates or Averaging Dates, and the Payment at Maturity, if Any, will be Based on the Arithmetic Average of the Closing Prices of the Least Performing Reference Asset on Each of the Averaging Dates.
Any payments on the Notes will be based on the Closing Price of the Reference Assets only on the Review Dates and on the Averaging Dates (including the Final Review Date). Even if the market price of a Reference Asset appreciates at any other time but then declines to a Closing Price or Final Price, as applicable, that is less than its Barrier Price on the relevant Review Date, you will not receive the Contingent Interest Payment with respect to such Review Date on the corresponding Contingent Interest Payment Date.
In addition, any Payment at Maturity will be calculated by reference to the Final Price of the Least Performing Reference Asset, which will be equal to the arithmetic average of the Closing Prices of such Reference Asset on each of the Averaging Dates. In calculating the Final Price of the Least Performing Reference Asset, positive performance of such Reference Asset on one or more Averaging Dates that would lead to a positive return on the Notes may be moderated, wholly offset or even reversed by changes in the price of such Reference Asset on one or more of the other Averaging Dates. Therefore, even if the Closing Price of the Least Performing Reference Asset was greater than or equal to its Barrier Price on certain Averaging Dates (including the Final Review Date), the return on the Notes will be negative if its Closing Price was less than its Barrier Price on other Averaging Dates and its Final Price is less than its Barrier Price.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest -bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
You Will Have No Rights to Receive Any Shares of Any Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions by Any Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Reference Asset, and you will not have any voting rights, any rights to receive dividends or other distributions, any rights against any Investment Advisers, or any other rights with respect to any Reference Asset. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset.
Risks Relating to Characteristics of the Reference Assets
There Are Market Risks Associated with each Reference Asset.
The price of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, its investment advisor (each an “Investment Adviser”, and together, the “Investment Advisers”), the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”) such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituent Issuers and, therefore, the Reference Assets. You, as an investor in the Notes, should make your own investigation into the Investment Advisors and the Reference Assets for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and each Investment Advisor’s SEC filings. We urge you to review financial and other information filed periodically by the Investment Advisors with the SEC.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Review Date (Including the Final Review Date) and Averaging Date.
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Review Date (including the Final Review Date) and Averaging Date, as applicable. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a more favorable performance by any other Reference Asset. For instance, you will receive a negative return equal to the Least Performing Percentage Change if the Final Price of any Reference Asset is less than its Barrier Price, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.

TD SECURITIES (USA) LLC	P-5

Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Not Receiving Any Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset or fewer Reference Assets.
The risk that you will not receive any Contingent Interest Payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Price of any Reference Asset will be less than its Barrier Price on any Review Date, and that the Final Price of any Reference Asset will be less than its Barrier Price, than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in price to a Closing Price that is less than its Barrier Price on any Review Date and a Final Price that is less than its Barrier Price as of the Final Review Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Payment and Barrier Prices are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Payment and lower Barrier Prices are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments and that the Final Price of any Reference Asset will be less than its Barrier Price is even greater despite lower Barrier Prices. Therefore, it is more likely that you will not receive any Contingent Interest Payments and that you will lose a significant portion or all of your initial investment at maturity.
Changes that Affect the Target Index of a Reference Asset Will Affect the Market Value of the Notes and Any Amounts Payable on the Notes.
The Reference Assets are exchange-traded funds (“ETFs”) that seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of their Target Index. The policies of the sponsors of the Target Indices (each an “Index Sponsor”, and together, the “Index Sponsors”) concerning the calculation of the Target Indices, additions, deletions or substitutions of the components of a Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in a Target Index and, therefore, could affect any amounts payable on the Notes and the market value of the Notes prior to maturity. Any amounts payable on the Notes and their market value could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates a Target Index. Some of the risks that relate to a Target Index of an ETF include those discussed in the product prospectus supplement, which you should review before investing in the Notes.
The Performance of a Reference Asset May Not Correlate With That of its Target Index.
The performance of a Reference Asset will not exactly replicate the performance of its Target Index because such Reference Asset will reflect transaction costs and fees that are not included in the calculation of the Target Index. It is also possible that a Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Reference Asset, differences in trading hours between such Reference Asset and its Target Index or due to other circumstances.
The Value of a Reference Asset May Not Completely Track its NAV.
The net asset value (“NAV”) of a Reference Asset may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of the Reference Asset Constituents may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of that Reference Asset and may adversely affect the liquidity and prices of that Reference Asset, perhaps significantly. For any of these reasons, the market value of a Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
There Are Liquidity and Management Risks Associated with an ETF and Each Reference Asset Utilizes a Passive Indexing Investment Approach.
Although shares of each Reference Asset are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. Each Reference Asset is subject to management risk, which is the risk that the Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, none of the Reference Assets are managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Reference Asset, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from a Target Index, that Reference Asset generally would not sell a stock because that stock’s issuer was in financial trouble.
An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets.
Because non-U.S. companies or non-U.S. equity securities held by the EEM Fund are publicly traded in the applicable non-U.S. countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the non-U.S. securities markets may be more volatile and have less liquidity than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting

TD SECURITIES (USA) LLC	P-6

requirements imposed by their respective regulators. In addition, the non-U.S. issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Securities prices outside the U.S. are subject to political, economic, financial, military and social factors that apply in foreign countries. In addition, the United Kingdom ceased to be a member of the European Union as of January 31, 2020 (an event commonly referred to as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. These factors, which could negatively affect non-U.S. securities markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of fluctuations in the rate of exchange between currencies and the possibility of outbreaks of hostility or political instability or adverse public health developments. Moreover, non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses, capital reinvestment, resources and self-sufficiency.
An Investment in the Notes Is Subject to Emerging Markets Risk.
The Target Index of the EEM Fund consists of stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The Reference Asset Constituents included in the EEM Fund may be listed on a foreign stock exchange.  A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Prices of the EEM Fund, which could, in turn, adversely affect the value of, and any amount payable on, the Notes.
An Investment in the Notes Is Subject to Exchange Rate Risk.
The value of the EEM Fund will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which its Reference Asset Constituents are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which its Reference Asset Constituents are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value and the value of the EEM Fund and the market value of, and any amount payable on, the Notes will be adversely affected.
Time Zone Differences Between the Cities Where the EEM Fund and its Reference Asset Constituents Trade May Create Discrepancies in Trading Levels.
As a result of the time zone difference, if applicable, between the cities where the shares of the EEM Fund and its Reference Asset Constituents trade, there may be discrepancies between the value of the EEM Fund and its Reference Asset Constituents. In addition, there may be periods when the non-U.S. securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the EEM Fund remaining unchanged for multiple trading days in the city where the shares of the EEM Fund trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the EEM Fund trade are closed.
An Investment in the Notes is Subject to Small-Capitalization Risks
The Notes are linked to the IWM Fund and are subject to risks associated with small-capitalization companies. The IWM Fund invests in companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than mid- and large-capitalization companies and therefore the respective fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by mid- and large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of mid- and large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than mid- and large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than mid- and large-capitalization companies and are more susceptible to adverse developments related to their products.
The Notes are Subject to Risks Associated With the Energy Sector.
The XLE Fund seeks to track the performance of the Energy Select Sector Index, which is comprised of the stocks of companies representing the energy sector of the S&P 500® Index. All or substantially all of the equity securities tracked by the XLE Fund are issued by companies whose primary lines of business are directly associated with the energy sector. The XLE Fund’s assets will be concentrated in the energy sector, which means the XLE Fund will be more affected by the performance of the energy sector than a fund that is more diversified. Energy companies typically develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Securities prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending,

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government regulation, world events, exchange rates and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, could adversely impact performance of energy sector companies. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may be at risk for environmental damage claims.
Adjustments to a Reference Asset Could Adversely Affect the Notes.
The Investment Advisers (as specified under “Information Regarding the Reference Assets”) are responsible for calculating and maintaining their Reference Asset. An Investment Adviser can add, delete or substitute the Reference Asset Constituents for its Reference Asset. An Investment Adviser may make other methodological changes to its Reference Asset that could change the value of such Reference Asset at any time. If one or more of these events occurs, the Closing Price of such Reference Asset may be adjusted to reflect such event or events, which could adversely affect whether and the extent to which any amounts may be payable on the Notes and/or the market value of the Notes.
We Have No Affiliation with Any Index Sponsor or Any Investment Adviser and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor or Any Investment Adviser.
The Index Sponsors and the Investment Advisers are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of any Index Sponsor or any Investment Adviser, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. The Index Sponsors and the Investment Advisers have no obligation of any sort with respect to the Notes. Thus, the Index Sponsors and the Investment Advisers have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the applicable Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsors or the Investment Advisers.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and

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structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
If the Prices of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the price of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Price of each Reference Asset remains equal to or greater than its Barrier Price during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the then-current least performing Reference Asset at such time, and as a result, you may suffer substantial losses.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether a market disruption event affecting a Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent will adjust the Initial Price and Barrier Price for a Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Reference Asset, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect a Reference Asset. Those events or other actions may nevertheless adversely affect the price of a Reference Asset, and adversely affect the value of, and any amount payable on, your Notes.
Any Review Date or Averaging Date (including the Final Review Date) and the Related Payment Dates are Subject to Market Disruption Events and Postponement.
Each Review Date and Averaging Date (including the Final Review Date) and the related payment dates (including the Maturity Date) are subject to postponement as described herein and in the product prospectus supplement due to the occurrence of one of more market disruption events. For a description of what constitutes a Market Disruption Event as well as the consequences of that Market Disruption Event, see “Additional Terms—Market Disruption Events” herein and “General Terms of the Notes—Market Disruption Events” in the

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product prospectus supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing shares of the Reference Assets or one or more Reference Asset Constituents, securities, futures, options or other derivative instruments with returns linked or related to changes in the prices of one or more Reference Assets or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amounts payable on, the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of a Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with one or more Investment Advisors or Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and/or one or more of our affiliates’ (including the Agent’s) obligations and your interests as a holder of the Notes. Moreover, we, the Agent and/or another of our affiliates may have published, and in the future expect to publish, research reports with respect to one or more Reference Assets or Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent and/or another of our affiliates may affect the prices of such Reference Assets or one or more Reference Asset Constituent Issuers and, therefore, the market value of, and any payments on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
The U.S. federal income tax treatment of the Contingent Interest Payments is unclear with respect to non-U.S. holders. Accordingly, we will treat any Contingent Interest Payments on the Notes as subject to a 30% U.S. withholding tax. To the extent we have withholding responsibilities with respect to a Note, we intend to withhold such tax on any Contingent Interest Payment and we anticipate that other withholding agents would do the same. You are urged to consult your tax advisors regarding the application of the withholding tax to your Notes and the availability of any reduction in tax pursuant to an income tax treaty. No assurance can be given that you will be able to successfully claim a reduction in tax pursuant to an applicable income tax treaty. We will not pay any additional amounts in respect of any such withholding.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Contingent Interest Barrier Notes with Memory Interest
Linked to the Least Performing of the Shares of the iShares® MSCI
Emerging Markets ETF, the Shares of the iShares® Russell 2000 ETF
and the Shares of the Energy Select Sector SPDR® Fund
Due on or about January 5, 2022

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product prospectus supplement and the prospectus.
Issue:	Senior Debt Securities, Series E
Type of Note:	Contingent Interest Barrier Notes with Memory Interest
Agent:	TDS
Currency:	U.S. Dollars
Review Dates:
The Review Dates will be the dates specified on the cover hereof and are subject to postponement for Market Disruption Events as described under “— Market Disruption Events” below. If any Review Date other than the Final Review Date is not a Trading Day, such date will be the next following Trading Day. If the Final Review Date is not a Trading Day, such date will be the next following Valid Date as described under “— Market Disruption Events” below.

Monitoring Period:	With respect to each Reference Asset, for purposes of determination of the Final Price, the Calculation Agent will observe the Closing Price of such Reference Asset on each Averaging Date.
Market Disruption Events:
If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Review Date other than the Final Review Date (which is also the final Averaging Date and may be postponed as discussed below), the affected Review Date for the affected Reference Asset will be postponed to the next Trading Day on which no Market Disruption Event occurs or is continuing with respect to such Reference Asset, by up to eight Trading Days. If the determination of the Closing Price of such Reference Asset for such Review Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing with respect to such Reference Asset on that day, that day will nevertheless be the date on which the Closing Price of such Reference Asset will be determined and the Calculation Agent will estimate the price that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Review Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the determination of the Closing Price on such Review Date for such Reference Asset will be made on the originally scheduled Review Date irrespective of the occurrence of a Market Disruption Event with respect to any other Reference Asset. If a Review Date (other than the Final Review Date) is postponed, the corresponding Contingent Interest Payment Date (other than the Maturity Date, which may be postponed as discussed below) will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).
If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on an Averaging Date (including the Final Review Date), the affected Averaging Date for the affected Reference Asset will be postponed to the next Valid Date. A “Valid Date” is a Trading Day (i) on which no Market Disruption Event occurs or is continuing with respect to such Reference Asset and (ii) which is not otherwise scheduled to be an Averaging Date for such Reference Asset. If the first succeeding Valid Date has not occurred as of the close of trading on the eighth Trading Day immediately following the original date such that, but for the occurrence of another Averaging Date or a Market Disruption Event with respect to such Reference Asset, would have been the final Averaging Date, then (1) that eighth Trading Day shall be deemed to be the Averaging Date for such Reference Asset (irrespective of whether that eighth Trading Day is already an Averaging Date), and (2) the Calculation Agent shall determine the Closing Price of such Reference Asset on such day as specified above. For the avoidance of doubt, if on any Averaging Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the determination of the Closing Price on such Averaging Date for such Reference Asset will be made on the originally scheduled Averaging Date irrespective of the occurrence of a Market Disruption Event with respect to any other Reference Asset. If the Calculation

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Agent postpones the determination of the Closing Price of a Reference Asset on an Averaging Date (and therefore postpones the determination of the Final Price for a Reference Asset), the Maturity Date will be postponed to maintain the same number of Business Days between the final Averaging Date and the Maturity Date as existed prior to the postponement(s).
Each Review Date and each Averaging Date is a “Valuation Date” for purposes of the product prospectus supplement. See “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement for events that constitute a Market Disruption Event.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as described in the prospectus) under the Canada Deposit Insurance Corporation Act.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Price, Closing Prices, Final Price and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Price, the Closing Price, the Final Price or the price of any Reference Asset on any trading day prior to the Maturity Date. All examples assume, for Reference Asset A, Reference Asset B and Reference Asset C, respectively, Initial Prices of $100.00, $200.00 and $150.00, Barrier Prices of $75.00, $150.00 and $112.50 (each 75.00% of the applicable Initial Price), a Contingent Interest Payment of $30.90 per Note, that a holder purchased Notes with a Principal Amount of $1,000 and that no Market Disruption Event occurs on any Review Date, including the Final Review Date. The actual terms of the notes will be set forth on the cover page of the final pricing supplement.
Example 1 —
The Closing Price of each Reference Asset is Greater Than or Equal to its Barrier Price on each of the Review Dates Prior to the Final Review Date and the Final Price of each Reference Asset is Greater Than its Barrier Price.

Review Date	Closing Prices	Payment (per Note)
First through Third
Reference Asset A: Various (all greater than or equal to its Barrier
Price)
Reference Asset B: Various (all greater than or equal to its Barrier
Price)
Reference Asset C: Various (all greater than or equal to its Barrier
Price)
$92.70 (Aggregate Contingent Interest Payments)
Final Review Date
Reference Asset A: $120.00* (greater than or equal to its Barrier
Price)
Reference Asset B: $210.00* (greater than or equal to its Barrier
Price)
Reference Asset C: $200.00* (greater than or equal to its Barrier
Price)
$1,000 (Principal Amount) + $30.90 (Contingent Interest Payment)
$1,030.90 (Total Payment on Maturity Date)
* Represents the arithmetic average of the Closing Price of such Reference Asset on each of the Averaging Dates.
Because the Closing Price of each Reference Asset on each Review Date prior to the Final Review Date is greater than or equal to its Barrier Price, we will pay the Contingent Interest Payment with respect to each such Review Date on the corresponding Contingent Interest Payment Date. Because the Final Price of each Reference Asset is greater than or equal to its Barrier Price, we will pay you a cash payment equal to $1,030.90 per Note on the Maturity Date, reflecting the Principal Amount plus the Contingent Interest Payment with respect to the Final Review Date. When added to the Contingent Interest Payments of $92.70 paid in respect of the prior Contingent Interest Payment Dates, TD will have paid you a total of $1,123.60 per Note, a return of 12.36% per Note.
Example 2 —
The Closing Price of each Reference Asset is Less Than its Barrier Price on each of the Review Dates Prior to the Final Review Date and the Final Price of each Reference Asset is Greater Than its Barrier Price.

Review Date	Closing Prices	Payment (per Note)
First through Third	Reference Asset A: Various (all less than its Barrier Price) Reference Asset B: Various (all greater than or equal to its Barrier Price) Reference Asset C: Various (all greater than or equal to its Barrier Price)	$0.00
Final Review Date
Reference Asset A: $90.00* (greater than or equal to its Barrier
Price)
Reference Asset B: $170.00* (greater than or equal to its Barrier
Price)
Reference Asset C: $130.00* (greater than or equal to its Barrier
Price)
		$1,000 (Principal Amount) + $123.60 (Contingent Interest Payment and previously unpaid Contingent Interest Payments in respect of the prior Review Dates)
		$1,123.60 (Total Payment on Maturity Date)
* Represents the arithmetic average of the Closing Price of such Reference Asset on each of the Averaging Dates.
Because the Closing Price of at least one Reference Asset on each Review Date prior to the Final Review Date is less than its Barrier Price, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates. Because the Final Price of each Reference Asset is greater than or equal to its Barrier Price, we will pay you a cash payment equal to $1,123.60 per Note on the Maturity Date, reflecting the Principal Amount plus the Contingent Interest Payment with respect to the Final Review Date and the previously unpaid Contingent Interest Payments with respect to the prior Review Dates. In this scenario, TD will have paid you a total of $1,123.60 per Note, a return of 12.36% per Note.

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Example 3 —
The Closing Price of any Reference Asset is Less Than its Barrier Price on each of the Review Dates Prior to the Final Review Date and the Final Price of the Least Performing Reference Asset is Less Than its Barrier Price.

Review Date	Closing Prices	Payment (per Note)
First through Third	Reference Asset A: Various (all less than its Barrier Price) Reference Asset B: Various (all greater than or equal to its Barrier Price) Reference Asset C: Various (all greater than or equal to its Barrier Price)	$0.00
Final Review Date
Reference Asset A: $40.00* (less than its Barrier Price)
Reference Asset B: $210.00* (greater than or equal to its Barrier
Price)
Reference Asset C: $180.00* (greater than or equal to its Barrier
Price)
		= $1,000 + ($1,000 x Least Performing Percentage Change) = $1,000 + ($1,000 x –60.00%) = $400.00 (Total Payment on Maturity Date)
* Represents the arithmetic average of the Closing Price of such Reference Asset on each of the Averaging Dates.
Because the Closing Price of at least one Reference Asset on each Review Date prior to the Final Review Date is less than its Barrier Price, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of the Principal Amount and the Least Performing Percentage Change, for a total of $400.00 per Note, a loss of 60.00% per Note.

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The following table illustrates hypothetical payments per Note that could be realized at maturity for a range of hypothetical Final Prices of the Least Performing Reference Asset, based on the hypothetical terms set forth above and assuming that hypothetical Reference Asset A is the Least Performing Reference Asset. The table does not reflect any Contingent Interest Payment that may be payable prior to the Maturity Date or any previously unpaid Contingent Interest Payments otherwise due on the Maturity Date pursuant to the Memory Interest Feature.
The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The numbers appearing in the following table may have been rounded for ease of analysis.
Hypothetical Final Price of Least Performing Reference Asset	Hypothetical Least Performing Percentage Change as of Final Review Date	Payment at Maturity(1)	Return on the Notes(1)(2)
$140.00	40.00%	$1,030.90	3.09%
$130.00	30.00%	$1,030.90	3.09%
$120.00	20.00%	$1,030.90	3.09%
$110.00	10.00%	$1,030.90	3.09%
$105.00	5.00%	$1,030.90	3.09%
$100.00	0.00%	$1,030.90	3.09%
$90.00	-10.00%	$1,030.90	3.09%
$80.00	-20.00%	$1,030.90	3.09%
$75.00	-25.00%	$1,030.90	3.09%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$40.00	-60.00%	$400.00	-60.00%
$30.00	-70.00%	$300.00	-70.00%
$20.00	-80.00%	$200.00	-80.00%
$10.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%
(1)	Does not include any previously unpaid Contingent Interest Payments otherwise due pursuant to the Memory Interest Feature.
(2)
This column reflects the return received only in respect of the Payment at Maturity. In addition to this payment, if the Closing Price of each Reference Asset was greater than or equal to its Barrier Price on one or more of the preceding Review Dates, investors would have previously received the applicable Contingent Interest Payment(s) on the corresponding Contingent Interest Payment Date(s).

TD SECURITIES (USA) LLC	P-15

Information Regarding the Reference Assets
Each Reference Asset is registered under the Securities Act of 1933, the Investment Company Act of 1940, each as amended, and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
All disclosures contained in this document regarding each Reference Asset, including, without limitation, its make-up, method of calculation, and changes in the Reference Asset Constituents, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each Investment Advisor. Each Investment Advisor, which owns the copyright and all other rights to its respective Reference Asset, has no obligation to continue to publish, and may discontinue publication of, its respective Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. We have not independently verified the accuracy or completeness of reports filed by the Investment Advisors with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The graphs below set forth the information relating to the historical performance of each Reference Asset for the period specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price or Final Price of any Reference Asset on any Review Date or Averaging Date. We cannot give you any assurance that the performance of the Reference Assets will result in a positive return on your initial investment.
iShares® MSCI Emerging Markets ETF
The iShares® MSCI Emerging Markets ETF (the “EEM Fund”) is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered under the SEC are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the EEM Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
We obtained the information regarding the EEM Fund and the Investment Adviser from publicly available information, including, without limitation, its SEC filings, but we have not independently verified the accuracy or completeness of any such information or conduced any independent review or due diligence. You are urged to conduct your own investigation into the EEM Fund and the Investment Adviser.
The Index Sponsor of the Target Index of the Notes is MSCI Inc. (“MSCI”). MSCI calculates, publishes and disseminates levels of the Target Index daily by MSCI through numerous data vendors, on the MSCI website and in real time on Bloomberg and Reuters Limited. The Target Index is an MSCI Global Investable Market Index, which is a family of within the MSCI International Equity Indices discussed below under “The MSCI International Equity Indices.”
The return on your Notes is linked to the performance of the EEM Fund, and not to the performance of the Target Index.
We have derived all information contained in this pricing supplement regarding the Target Index and the Target Index Sponsor, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information without independent review, due diligence or verification of the accuracy or completeness of any such information. The information reflects the policies of, and is subject to change by the MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Target Index.
The shares of the EEM Fund are issued by iShares, Inc. (the “Company”). The Company was organized as a Maryland corporation on September 1, 1994 and is authorized to have multiple series or portfolios, of which the EEM Fund is one. On July 1, 2013, the iShares® MSCI Emerging Markets Index Fund changed its name to the iShares® MSCI Emerging Markets ETF.
•	The EEM Fund is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Target Index.
•	The EEM Fund’s Target Index is The MSCI® Emerging Markets IndexSM (“Target Index”)
•	The index it tracks is the USD net total return version of the Target Index (ticker NDUEEGF).
•	Investment Adviser: BlackRock Fund Advisors (“BFA”).
•	The EEM Fund’s shares trade on the NYSE Arca under the ticker symbol “EEM”.
•	The company’s SEC CIK Number is 0000930667.
•	The EEM Fund’s inception date was April 7, 2003.
•	The EEM Fund’s shares are issued or redeemed only in creation units of 450,000 shares or multiples thereof.

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The Target Index was launched on December 31, 1987 with an initial level of 100.
The Investment Adviser is entitled to receive a management fee from the EEM Fund based on the EEM Fund’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the EEM Fund and a set of other specified iShares® funds (the “funds”), and may be specified on the iShares® website.
The investment advisory agreement of the EEM Fund provides that BFA will pay all operating expenses of the EEM Fund, except interest expenses, taxes, brokerage expenses, future distribution fees or expenses, and extraordinary expenses. The EEM Fund may also pay “Acquired Fund Fees and Expenses”.  Acquired Fund Fees and Expenses reflect the EEM Fund’s pro rata share of the fees and expenses incurred by investing in other investment companies.
For additional information regarding the Company or the Investment Adviser, please consult the reports (including the most recent Annual Report to Shareholders on Form N-CSR) and other information the Company files with the SEC. In addition, information regarding the EEM Fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website.
Investment Objective
The EEM Fund seeks to track the investment results, before fees and expenses, of the Target Index. The EEM Fund’s investment objective may be changed without shareholder approval.
Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Notwithstanding the EEM Fund’s investment objective, the return on your Notes will not reflect any dividends paid on the EEM Fund shares, on the securities purchased by the EEM Fund or on the securities that comprise the Target Index.
Representative Sampling
The EEM Fund uses a representative sampling strategy to attempt to track the performance of the Target Index. For the EEM Fund, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the Target Index. The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Target Index.
The EEM Fund generally invests at least 90% of its assets in the securities of the Target Index and in depositary receipts representing securities of the Target Index. The EEM Fund may invest the remainder of its assets in securities not included in the Target Index, but which BFA believes will help the EEM Fund track the Target Index. The EEM Fund may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA. Also, the EEM Fund may lend securities representing up to one-third of the value of the EEM Fund’s total assets (including the value of the collateral received). The EEM Fund invests all of its assets that are invested in India in a wholly owned subsidiary located in the Republic of Mauritius. BFA also serves as the investment adviser of the subsidiary.
Tracking Error
The performance of the EEM Fund and the Target Index may vary due to a variety of factors, including differences between the Reference Asset Constituents and the constituents of the Target Index, pricing differences (including differences between a security’s price at the local market close and the EEM Fund’s valuation of a security at the time of calculation of the EEM Fund’s NAV per share), transaction costs incurred by the EEM Fund, the EEM Fund’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, the requirements to maintain pass-through tax treatment, portfolio transactions carried out to minimize the distribution of capital gains to shareholders, changes to the Target Index or the costs to the EEM Fund of complying with various new or existing regulatory requirements. Tracking error may also result because the EEM Fund incurs fees and expenses, while the Target Index does not. BFA expects that, over time, the EEM Fund’s performance difference will not exceed 5%. The EEM Fund’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the EEM Fund used an indexing strategy in which an exchange-traded fund invests in substantially all of the securities in the Target Index in approximately the same proportions as in the Target Index.
Industry Concentration Policy
The EEM Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that its Target Index is concentrated in that industry or group of industries.
The Target Index
The Target Index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The Target Index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, assigned to countries classified as emerging markets. Additional information about the MSCI Indices is available on the following website: msci.com/index-methodology. Daily closing price information for the Target Index is available on the following website: mscibarra.com/products/indices/international_equity_indices/performance.html. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement or any document incorporated herein by reference.

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The Target Index is intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. The constituent stocks of the Target Index are derived from the constituent stocks in the 26 MSCI standard single country indices for the emerging market countries listed above. The Target Index is calculated in U.S. dollars on a total return net basis. The Target Index was launched on December 31, 1987 at an initial value of 100.
As of the close on May 31, 2018, MSCI began a multi-step process to include, in the Target Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 semi-annual index review, MSCI added such large cap China A shares to the Target Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the Target Index.
As of the close on May 28, 2019, MSCI began a three-step process to further increase the weight of China A shares in the Target Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by increasing the foreign inclusion factor-adjusted market capitalization of all large cap China A shares in the Target Index from 5% to 10% and adding 26 China A shares (18 of which are ChiNext stocks) at 10% of their foreign inclusion factor-adjusted market capitalization. With the implementation of this first step, China A shares initially had an aggregate weight of 1.76% in the Target Index. As of the close on August 27, 2019, in connection with the August 2019 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 10% to 15%. With the implementation of this second step, China A shares will have a weight of 2.46% in the Target Index. Finally, in connection with the November 2019 semi-annual index review, MSCI increased the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 15% to 20% and added mid cap China A shares, including eligible ChiNext shares, to the Target Index at 20% of their foreign inclusion factor-adjusted market capitalization. As of the close of markets on November 26, 2019, the Target Index included 472 China A shares, comprised of 244 large cap and 228 mid cap securities, which represented a 4% weight in the Target Index. As of that same time, the MSCI China Index, which includes China A shares and offshore listed shares, included 710 securities, which represented a weight of 34% in the Target Index.
As of the close on May 28, 2019, MSCI began a two-step process to include the MSCI Saudi Arabia Index in the Target Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by adding 30 Saudi Arabian securities at 50% of their foreign inclusion factor-adjusted market capitalization, initially representing an aggregate weight of 1.42% in the Target Index. As of the close on August 27, 2019, in connection with the August 2019 quarterly index review, MSCI implemented the second step by increasing the weight of Saudi Arabian securities from 1.45% to 2.83% in the Target Index. In addition, MSCI has reclassified the MSCI Argentina Index from a “frontier market” to an “emerging market”, and added eight Argentinian securities initially representing an aggregate weight of 0.26% in the Target Index. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as American depositary receipts.
In May 2020, MSCI announced that it will reclassify the MSCI Kuwait Index to emerging markets status  and, as part of the November 2020 semi-annual index review, will implement the reclassification in one step. As a result, the Kuwaiti equity market is expected to have an initial estimated weight in the Target Index of 0.69%.
MSCI divides the companies included in the Target Index into eleven Global Industry Classification Sectors: Communication Services, Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate and Utilities.
Construction of The Target Index
MSCI undertakes an index construction process at an individual market level, which involves: (i) defining the equity universe for each market; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; and (v) classifying securities under the Global Industry Classification Standard. The Target Index construction methodology differs in some cases depending on whether the relevant market is considered a developed market or an emerging market. The Target Index is an emerging market index. The Target Index is a standard index, meaning that only securities that would qualify for inclusion in a large cap index or a mid cap index will be included as described below.
Defining the Equity Universe
Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe. Preferred shares that exhibit characteristics of equity securities are eligible.
Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

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Determining the Market Investable Equity Universes
A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.
(i)
Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe. A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.

In order for a country to meet the foreign listing materiality requirement, MSCI determines all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.
(ii)	Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:
Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:
•
First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•
Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

•
The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of November 2019, the equity universe minimum size requirement was set at U.S. $233 million. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market. Securities in the MSCI China equity universe will not be eligible for inclusion in the Target Index if the security is suspended or has been suspended for 50 consecutive days or more in the past 12 months.
Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:
(1)	Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used)
(2)
Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas. If the security has two or more foreign listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).

(3)	Foreign listing in a different geographical region (if the security has two or more foreign listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).
Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above U.S. $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

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Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.
MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. In general, a security must have a foreign inclusion factor equal to or larger than 0.15 to be eligible for inclusion.
Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.
Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the Target Index, outside of a quarterly or semi-annual index review.
Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.
Determining Market Capitalization Size Segments for Each Market
Once a market investable equity universe is defined, it is segmented into the following size-based indices:
•	Investable Market Index (Large Cap + Mid Cap + Small Cap)
•	Standard Index (Large Cap + Mid Cap)
•	Large Cap Index
•	Mid Cap Index
•	Small Cap Index
Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size−segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. The percentage of market coverage of a standard index for emerging market indices and the global minimum size range for an emerging market standard index may be made available by MSCI on its website.
Index Continuity Rules for Standard Indices
In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index and a minimum number of three constituents will be maintained for an emerging market standard index, and involves the following steps:
•
If after the application of the index construction methodology, a developed market standard index contains fewer than five securities or an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the Target Index in order to reach the minimum number of required constituents.

•
At subsequent Target Index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.

Creating Style Indices within Each Size Segment
All securities in the investable equity universe are classified into value or growth segments. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.
Classifying Securities under the Global Industry Classification Standard
All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The Global Industry Classification Standard classification of each security is used by MSCI to construct additional indices.
Calculation Methodology for the Target Index
Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries the latest available closing price. In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. If MSCI determines that another price is more appropriate based on the circumstances, , an announcement would be sent to clients with the related information. Closing prices are converted into U.S. dollars, as applicable, using the closing spot exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

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The Target Index is a net daily total return index. A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors. This net income is reinvested in the Target Index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests net cash dividends in indices the day the security is quoted ex-dividend, or on the ex-date (converted to U.S. dollars, as applicable). Certain dividends, including special/extraordinary dividends and commemorative dividends, are reinvested in the indices if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reflected in the indices through a price adjustment. A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.
Notwithstanding the EEM Fund’s investment objective, the return on your Notes will not reflect any dividends paid on the EEM Fund shares, on its Reference Asset Constituents or on the securities that comprise its Target Index.
Maintenance of the Target Index
In order to maintain the representativeness of the Target Index, structural changes to the index as a whole may be made by adding or deleting component securities. Currently, such changes in the Target Index may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.
Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.
MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe.
Ongoing event-related changes to the Target Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the Target Index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future; or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event unless, in either case, it is a standard index constituent with a minimum free float-adjusted market capitalization meeting at least two-thirds of 1.8 times one-half of the standard index interim size segment cut-off. Share conversions may also give rise to an early deletion. Changes in number of shares and foreign inclusion factors resulting from primary equity offerings representing at least 5% of the security’s pre-event number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. MSCI implements pending number of shares and/or free float updates simultaneously with the event, unless the change in number of shares is less than 1% on a post-event number of shares basis, in which case it will be implemented at a subsequent index review. Changes in the number of shares smaller than 5% are implemented at a subsequent index review. Secondary offerings/block sales with sizes representing at least 5% of the security’s pre-event number of shares are implemented at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.
MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: corporate events that should have been implemented at the time of such event but could not be reflected immediately due to lack of publicly available details at the time of the event; exercise of IPO over-allotment options which result in an increase in free float; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; re-estimates of free float figures resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents. However, no changes in foreign inclusion factors are implemented for any of the above events if the change in free float estimate is less than 1%, except in cases of correction. As discussed above, small changes in the number of shares resulting from, for example, exercise of options or warrants and employee stock option plans, conversion of convertible bonds or other instruments (including periodic conversion of

TD SECURITIES (USA) LLC	P-21

preferred stocks), conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents, periodical conversion of a share class into another share class, exercise of over-allotment options, periodic share buybacks, the cancellation of shares, acquisition for shares of non-listed companies or assets, or other events that could not be implemented on or near the effective dates where no price adjustment factor is necessary, are generally updated at the quarterly index review rather than at the time of the event. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining each component country index.
MSCI’s semi-annual index review is designed to systematically reassess the component securities of the Target Index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the Target Index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the Target Index. The following the Target Index maintenance activities, among others, are undertaken during each semi-annual index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the Target Index at the time of the previous quarterly index review; the minimum size requirement for the Target Index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the Target Index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); and changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction). During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement during the previous semi-annual index review (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given semi-annual index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.
The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.
The Target Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs as well as deleting constituents that enter ineligible alert boards.
These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.
“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The Target Index is not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the Target Index or any member of the public regarding the advisability of investing in the Target Index. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the Target Index.

TD SECURITIES (USA) LLC	P-22

Historical Information
The graph below illustrates the performance of the Reference Asset from December 16, 2010 through December 16, 2020.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the Reference Asset on any Review Date or any Averaging Date or that the performance of the Reference Asset will result in a positive return on your initial investment.
iShares® MSCI Emerging Markets ETF (EEM)

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-23

iShares® Russell 2000 ETF
We have derived all information contained herein regarding the iShares® Russell 2000 ETF (the “IWM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA” or its “Investment Advisor”). TD has not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund.
The IWM Fund is one of the investment portfolios that constitute the iShares Trust. The IWM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 2000 Index (the “Russell 2000”). The Russell 2000 measures the performance of the small-capitalization sector of the U.S. equity market and is provided by Russell Investment Group, an organization that is independent of the IWM Fund and BFA. The Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the Russell 2000 at any time.
The Russell 2000 is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 smallest issuers in the Russell 3000 Index. The IWM Fund invests in a representative sample of securities included in the Russell 2000 that collectively has an investment profile similar to the Russell 2000. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Russell 2000. Due to the use of representative sampling, the IWM Fund may or may not hold all of the securities that are included in the Russell 2000.
As of September 30, 2020, ordinary operating expenses of the IWM Fund are expected to accrue at an annual rate of 0.19% of the IWM Fund’s average daily net asset value. Expenses of the IWM Fund reduce the net asset value of the assets held by the IWM Fund and, therefore, reduce the value of the shares of the IWM Fund.
As of September 30, 2020, the IWM Fund held stocks of U.S. companies in the following industry sectors: Health Care (21.43%), Industrials (15.20%), Financials (14.74%), Consumer Discretionary (13.47%), Information Technology (13.43%), Real Estate (6.62%), Materials (4.00%), Consumer Staples (3.43%), Utilities (3.24%), Communication (2.33%), Energy (1.92%) and Other (0.19%).
In making your investment decision you should review the prospectus related to the IWM Fund filed by BlackRock Fund Advisors (the “IWM Fund Prospectus”).
We have not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference.
Shares of the IWM Fund are listed on the NYSE Arca under ticker symbol “IWM.”
Information filed by iShares Trust with the SEC can be found by reference to its SEC file numbers: 333-92935 and 811-09729 or its CIK Code 0001100663.

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Historical Information
The graph below illustrates the performance of the Reference Asset from December 16, 2010 through December 16, 2020.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the Reference Asset on any Review Date or any Averaging Date or that the performance of the Reference Asset will result in a positive return on your initial investment.
iShares® Russell 2000 ETF (IWM)

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-25

The Energy Select Sector SPDR® Fund
We have derived all information contained herein regarding The Energy Select Sector SPDR® Fund (the “XLE Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by The Select Sector SPDR® Trust (the “Trust”) and SSgA the investment adviser of the XLE Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLE Fund.
The XLE Fund is one of the separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute the Trust. Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index (“S&P 500”). The Select Sector Indices upon which the Select Sector Funds are based together comprise all of the companies in the S&P 500. The XLE Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index (the “Target Index”).
In seeking to track the performance of the Target Index, the XLE Fund employs a replication strategy, which means that the XLE Fund typically invests in substantially all of the securities represented in the Target Index in approximately the same proportions as the Target Index. Under normal market conditions, the XLE Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the Target Index.
The Target Index includes companies from the following industries: oil, gas & consumable fuels; and energy equipment & services. The Target Index is one of the Select Sector Indices developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500® Index and (2) each Select Sector Index is calculated by Standard & Poor’s using a modified “market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the U.S. Internal Revenue Code of 1986, as amended.
As of September 30, 2020, ordinary operating expenses of the XLE Fund are expected accrue at an annual rate of 0.13% of the XLE Fund’s average daily net asset value. Expenses of the XLE Fund reduce the net value of the assets held by the XLE Fund and, therefore, reduce the value of each share of the XLE Fund.
As of September 30, 2020, the Energy SPDR Fund’s five largest company holdings include: Exxon Mobil Corporation (22.90%), Chevron Corporation (22.81%), ConocoPhilips (4.78%), Kinder Morgan, Inc. (4.59%), The Williams Companies, Inc. (4.56%).
In making your investment decision you should review the prospectus related to the XLE Fund.
Shares of the XLE Fund are listed on the NYSE Arca under ticker symbol “XLE.”
Information filed by the Trust with the SEC can be found by reference to its SEC file numbers: 333-57791 and 811-08837.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the XLE Fund.

TD SECURITIES (USA) LLC	P-26

Historical Information
The graph below illustrates the performance of the Reference Asset from December 16, 2010 through December 16, 2020.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the Reference Asset on any Review Date or any Averaging Date or that the performance of the Reference Asset will result in a positive return on your initial investment.
The Energy Select Sector SPDR® Fund (XLE)

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-27

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires Notes upon initial issuance and holds its Notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this treatment, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid on or with respect to the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. If your Notes are so treated, upon the taxable disposition of a Note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition (adjusted for accrued and unpaid Contingent Interest Payments treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Subject to the constructive ownership rules, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Review Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product prospectus supplement.
Section 1260. Because each Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences – Section 1260” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income in excess of any receipt of Contingent Interest Payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

TD SECURITIES (USA) LLC	P-28

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. The U.S. federal income tax treatment of the Contingent Interest Payments is unclear. Accordingly, we will treat any Contingent Interest Payments on the Notes as subject to a 30% U.S. withholding tax. To the extent we have withholding responsibilities with respect to a Note, we intend to withhold such tax on any Contingent Interest Payment and we anticipate that other withholding agents would do the same. You are urged to consult your tax advisors regarding the application of the withholding tax to your Notes and the availability of any reduction in tax pursuant to an income tax treaty. No assurance can be given that you will be able to successfully claim a reduction in tax pursuant to an applicable income tax treaty. We will not pay any additional amounts in respect of any such withholding.
If you are a non-U.S. holder, you should provide us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of the Notes (other than amounts or proceeds attributable to a Contingent Interest Payment or any accrued but unpaid Contingent Interest Payment) generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to the U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to any Reference Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

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Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

TD SECURITIES (USA) LLC	P-30

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC , which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $10.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts.
TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.
We expect to deliver the Notes against payment therefor on the Issue Date, which is expected to be the third Business Day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions, and will be communicated to investors in a final pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-3 of this pricing supplement.

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